Exhibit (a)(5)(N)

The following are excerpts from the transcript of the conference call held by ON Semiconductor Corporation on May 9, 2016, regarding the financial performance of ON Semiconductor Corporation for the first quarter ended April 1, 2016, which excerpts relate to the pending acquisition of Fairchild Semiconductor International, Inc.:

Bernard Gutmann – Executive Vice President and Chief Financial Officer

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Shortly after the end of the first quarter, we obtained the financing for our pending acquisition of Fairchild at very attractive terms and interest rates. The blended interest rate for the financing is expected to be approximately 5.5%, which is very attractive as compared to rates that other technology companies were able to obtain recently. As we have indicated earlier, our EPS accretion analysis for the acquisition of Fairchild is based on interest rate of approximately 5.5%.

Under our current financing terms, we have flexibility of prepaying the term loan B and financing with cash flow generated by the combination of ON and Fairchild.

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Keith Jackson – President, Chief Executive Officer and Director

Thanks, Bernard.

I will start with an update on our acquisition of Fairchild Semiconductor and then I will provide commentary on the current business trends and on various end markets. We remain on track to close the Fairchild transaction in the middle of the year. We have received approvals from regulators in Germany and Japan and we are working with the regulators in the U.S. and China to obtain necessary approvals. As Bernard indicated in his prepared remarks, financing for the transaction has been secured at very attractive terms and rates.

Teams from both companies have made substantial progress in preparation for day one and we are in the last stages of finalizing integration and operational plans for the combined company. We remain excited about the opportunities that the combination of the two companies will create for our customers, shareholders and employees.

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Bernard Gutmann – Executive Vice President and Chief Financial Officer

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We anticipate GAAP net interest expense and other expenses will be approximately $38 million to $41 million for the second quarter of 2016, which include non-cash interest expense of approximately $6 million. GAAP net interest expense includes interest related to prefunding of the acquisition of Fairchild Semiconductor. We anticipate our non-GAAP net interest expense and other expenses will be approximately $7 to $10 million.

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Shawn M. Harrison – Longbow Research LLC

Hi. Good morning. Two questions, if I may, just in terms of the pending Fairchild acquisition. I can’t remember seeing this, but the size of the tranche B loan that you can pay down early, what would be the size of that? And then secondarily on Fairchild, it seems to be that, they are losing head count and having difficulty replacing it. So, just wondering, if there is any concern about the good talent leaving before you can acquire the company and review who you want to keep versus who you’d like to have let go?

Bernard Gutmann – Executive Vice President and Chief Financial Officer

Very good, Shawn. I’ll answer the first one. The tranche - the Term Loan B - is fully pre-payable, the whole amount, the $2.2 billion that we financed.

Keith Jackson – President, Chief Executive Officer and Director

Yes. And on the head count, we watch that very carefully. Most of the attrition we have seen so far is in the G&A portion of the business. And so, we feel very confident, we are going to be picking up a company with strong engineering and sales talent intact.

Shawn M. Harrison – Longbow Research LLC

Okay. And then, I guess a final question, just thinking about your CapEx going forward, with some of the consolidation efforts. Where does that maybe bring normalized CapEx, either as a portion of revenues or a dollar basis, to kind of 18 months out from now?

Bernard Gutmann – Executive Vice President and Chief Financial Officer

We still expect to operate in the 6% to 7% range. We have been operating on the higher end of that, so maybe we’ll push it down a little bit, but we’re still operating in the 6% to 7%.

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J. Steven Smigie – Raymond James & Associates, Inc.

Great. Thanks guys. I was wondering if you could comment a little bit more on the restructuring activity. Is the additional steps that you mentioned, but haven’t given detail on yet, is that going to be just for the core ON Semiconductor, or are you sort of making comments there about what you would do to the combined entity?

Keith Jackson – President, Chief Executive Officer and Director

Yeah. And all of our comments are relative to the current ON Semiconductor. Obviously, when the transaction closes, there will be synergies that are associated with that combination, but these are independent of that.

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Vijay R. Rakesh – Mizuho Securities USA, Inc.

Yeah. Hi, guys. Just on the Fairchild, I was wondering if you could give us some more recap or an update on how you see the synergies with Fairchild, and how do you see the fab consolidations et cetera? Thanks.

Keith Jackson – President, Chief Executive Officer and Director

Yeah. We really haven’t got any changes. The deeper we get into it, it confirms our expectations. We do see the $150 million or so that we talked about. We’re still not prepared to announce specifics on further manufacturing actions that can be taken, but again, as we get deeper into it, we confirm that indeed, there’s much more for us there on the manufacturing front.

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Cautions regarding Forward-Looking Statements

This document contains forward-looking statements. These forward-looking statements include, but are not limited to, statements related to the expiration of the tender offer by ON Semiconductor Corporation (“ON Semiconductor”) to purchase all of the outstanding shares of common stock of Fairchild Semiconductor International Inc. (“Fairchild”) for $20.00 per share in cash (the “Offer”). These forward-looking statements are based on information available to us as of the date of this document and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include, but are not limited to: the risk that one or more closing conditions to the Offer may not be satisfied or waived, on a timely basis or otherwise; the unsuccessful completion of the Offer; the risk that the transaction with Fairchild does not close when anticipated, or at all, including the risk that the requisite regulatory approvals may not be obtained; matters arising in connection with ON Semiconductor’s and Fairchild’s efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the Offer; there may be a material adverse change of us or Fairchild or our respective businesses may suffer as a result of uncertainty surrounding the transaction; the transaction may involve unexpected costs, liabilities or delays; difficulties encountered in integrating Fairchild, including the potentially accretive benefits and synergies; failure to achieve the anticipated results of the transactions; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in ON Semiconductor’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of ON Semiconductor’s filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are as of the date hereof and should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made. For additional information, visit ON Semiconductor’s corporate website, www.onsemi.com, or for official filings visit the SEC website, www.sec.gov.

Notice to Investors

This document is for informational purposes only, and it does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Offer is being made pursuant to a Tender Offer Statement on Schedule TO filed by ON Semiconductor with the SEC on December 4, 2015. Fairchild filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer on December 4, 2015. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT, INCLUDING IN EACH CASE ANY AMENDMENTS OR SUPPLEMENTS THERETO, CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF FAIRCHILD COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY

BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF FAIRCHILD COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are being made available to all holders of shares of Fairchild common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available at no charge on the SEC’s website at www.sec.gov.